Exhibit 99.1

Joint Filer Information

Designated Filer: Mark J. DeNino
Address: 700 Building, 435 Devon Park Drive, Wayne, PA
Issuer and Ticker Symbol: Intellon Corp. (ITLN)
Date of Event Requiring Statement: December 19, 2007

Name: Robert E. Keith
Address 700 Building, 435 Devon Park Drive, Wayne, PA 19087 - 1990
Designated Filer: Mark J. DeNino
Issuer and Ticker Symbol: Intellon Corp. (ITLN)
Date of Event Requiring Statement: December 19, 2007